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                                                                      EXHIBIT 23


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Group Maintenance America Corp.

    We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-41749, No. 333-41751, No. 333-58651, No. 333-60537,
No. 333-69421 and No. 333-78311) and Form S-4 (No. 333-69533 and No. 333-76713)
of Group Maintenance America Corp. of our report dated June 2, 1999, relating to the balance sheets of Cardinal Contracting Corporation as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows each of the years in the three-year period ended December 31, 1998, which report appears in the current report of Form 8-K of Group Maintenance America Corp. dated June 11, 1999.

                                          KPMG LLP


Houston, Texas
June 11, 1999